Exhibit 1.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “First Amendment”) is made as of September 20, 2018 (the “Effective Date”), by and among Twin Disc, Incorporated, a Wisconsin corporation (“Borrower”), and BMO Harris bank N.A., a national banking association (“Bank”; Borrower and Bank are collectively referred to herein as the “Parties”) and amends a “Credit Agreement” dated as of June 29, 2018 (collectively, the “Credit Agreement”).

RECITALS

A.     Borrower is issuing new equity securities to pay down the Obligations.

B.     The Parties wish to apply the proceeds of such issuance to pay down both the Term Loan and the Revolving Loans.

C.     The Parties desire to amend the terms of the Credit Agreement as hereinafter stated.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual agreements contained herein, Borrower and Bank each agrees as follows:

AMENDMENT

1.     Recitals. The RECITALS set forth above are true, accurate and are incorporated into the body of this First Amendment by reference.

2.     Capitalized Terms. All capitalized terms not otherwise defined herein shall take on the meaning given to such term in the Credit Agreement.

3.     Amendment to Paragraphs 2.8(b)(ii-iv) of the Credit Agreement. The Parties agree to restate the third sentence in Paragraph 2.8(b)(ii), Paragraph 2.8(b)(iii) and Paragraph 2.8(b)(iv) of the Credit Agreement, respectively, as follows:

Each such prepayment shall be applied in such amounts and to such Obligations as agreed to by Borrower and Bank.

4.     Counterparts; Signatures. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. This First Amendment may be executed in facsimile or electronic copy with the same binding effect as the original.

5.     Entire Agreement; Applicable Law. The Credit Agreement, as amended by this First Amendment, is the entire agreement between the Parties with respect to the matters contained in the Credit Agreement, the other Loan Documents, and herein, and this First Amendment supersedes any prior discussions with respect to such amendment. This First Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without application of conflicts of laws.

6.     Headings. Paragraph headings used in this First Amendment are for convenience only and shall not affect the construction of this First Amendment.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Credit Agreement as of the Effective Date.

BMO HARRIS BANK N.A.		TWIN DISC, INCORPORATED

By:	/s/ Mark Czarnecki	By:	/s/ Jeffrey S. Knutson
	Mark Czarnecki, Senior Vice President		Jeffrey S. Knutson, Vice President –
Finance and Chief Financial Officer

2018-09-20 FIRST AMENDMENT TO CREDIT AGREEMENT